NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC (the 'Exchange' or 'NYSE American') hereby notifies the Securities and Exchange Commission ('SEC') of its intention to remove the entire class of common stock (the 'Common Stock’) of Tel-Instrument Electronics Corp. (the 'Company') from listing and registration on the Exchange on April 8, 2019 pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision to initiate delisting proceedings pursuant to Section 1009 of the NYSE American Company Guide, which applies when a company cannot demonstrate an ability to return to compliance within 18 months of notice from the Exchange that it is not in compliance with one of the Exchange’s continued listing rules. The Company was below compliance with the $4 million stockholders’ equity requirement of Section 1003(a)(ii). The Exchange, on December 20, 2018, determined that the Common Stock of the Company should be suspended from trading, and directed the preparation and filing with the SEC of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone and letter on December 20, 2018. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange’s website on December 20, 2018. The Company had a right to appeal the determination to delist the Common Stock by a Committee of the Board of Directors of the Exchange, provided that it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. On December 27, 2018 the Exchange received notice from the Company to request a hearing before the committee. The hearing was held on February 11, 2019. On March 8, 2019, the Committee issued a decision that affirmed the determination of the Exchange to delist the Common Stock. Trading was suspended after market close on March 8, 2019. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.